Exhibit 11

                                    ECONNECT
                     2500 VIA CABRILLO MARINA SUIT [SIC] 300
                               SAN PEDRO, CA 90731
                         310-514-9482, FAX 310-514-9442


October 22, 2002

To: Richard Epstein

Richard:

     Thank you for your continuing support of our company. We agree that the 30,000,000 shares that are owed to you at this time will be repaid over a period of six months, at 5,000,000 shares per month.

Sincerely,

     /s/

Chris Jensen
CEO